Exhibit 10.6

LIGHTING SCIENCE GROUP CORPORATION
 505 Park Avenue, 21st Floor
New York, New York 10022

October 4, 2007

VIA ELECTRONIC MAIL AND FEDERAL EXPRESS

Mr. Fredric Maxik
462 Sanderling Drive
Indialantic, Florida 32903

RE: Offer of Employment

Dear Fredric,

I am pleased to offer you full-time employment as Co-Chief Technology Officer of Lighting Science Group Corporation ("LSG") under the following terms of this offer of employment (this "Agreement"):

POSITION
AND DUTIES: You will report to LSG's Chief Executive Officer and will have such duties and responsibilities as are customarily exercised by a person holding the position of Co-Chief Technology Officer.

During your employment with LSG and except as otherwise agreed by LSG's Board of Directors (the "Board"), you will devote your full employable time, attention and best efforts to the business affairs of LSG (except during vacations or illness) and will not actively engage in outside business activities, whether or not such activity is pursued for gain, profit or other pecuniary advantage unless such activity (and the amount thereof) is approved by the Board. Notwithstanding the foregoing, you will be entitled to devote a reasonable amount of time to civic and community affairs and the management of your personal investments.

EMPLOYMENT
TERM: Subject to earlier termination in accordance with the terms of this Agreement, your employment with LSG under this Agreement (the "Term") will commence on the date of the consummation of the transactions contemplated by the Exchange and Contribution Agreement by and among LED Holdings, LLC and LSG dated as of the date hereof (the "Effective Date") and will end on the fifth anniversary of the Effective Date.

BASE SALARY: During the Term, your base salary (the "Base Salary") will be $250,000 per year, payable in regular installments in accordance with LSG's usual payroll practices.

BONUS: During the Term, you will be eligible to participate in all executive bonus plan(s) in which senior executives of LSG participate as the Board, in its sole discretion, may from time to time establish, at a level commensurate to your position with LSG.

EQUITY-BASED
COMPENSATION: You will be eligible to receive awards under LSG's 2005 Equity-Based Compensation Plan.

BENEFITS: During the Term, you (and, as applicable, your eligible dependents) will be eligible to participate in LSG's employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than such benefits and perquisites are provided to LSG's other senior executives. You will be entitled to twenty (20) days of paid vacation during each full calendar year beginning after the Effective Date.

TERMINATION DUE
TO DEATH OR
DISABILITY: You employment under this Agreement will terminate upon your death or "Disability." If your employment terminates due to death or Disability, you or your estate, as applicable, will be entitled to receive (i) your Base Salary through the date of termination, and (ii) any earned but unpaid annual bonus (collectively, the "Accrued Amounts"). All other benefits, if any, due to you or your estate, as applicable, will be determined in accordance with LSG's plans, policies and practices.

"Disability" means your incapacitation or disability by accident, sickness or otherwise so as to render you mentally or physically incapable of performing your duties under this Agreement, for any period of 90 consecutive days or for an aggregate of 120 days in any period of 365 consecutive days.

TERMINATION FOR
CAUSE; VOLUNTARY
RESIGNATION: At any time during the Term (i) LSG may terminate your employment under this Agreement for "Cause" (as defined below) by written notice specifying the grounds for Cause, and (ii) you may terminate your employment under this Agreement voluntarily (that is, other than due to death or Disability or for "Good Reason"

(as defined below)). If LSG terminates your employment for Cause, you will be entitled to receive your Base Salary through the date of termination. If you terminate your employment voluntarily, you will be entitled to the Accrued Amounts.

"Cause" means your: (a) willful breach of your obligations under this Agreement, which breach you fail to cure, if curable, within thirty (30) days after receipt of a written notice of such breach; (b) gross negligence in the performance or intentional non-performance of your material duties to LSG or any of its affiliates; (c) commission of a felony or a crime of moral turpitude; (d) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to LSG or any of its affiliates; or (e) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties to LSG or any of its affiliates, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties to LSG or any of its affiliates.

"Good Reason" means the occurrence, without your prior written consent, of any of the following events: (a) any material breach by LSG of its obligations under this Agreement; (b) a reduction in your Base Salary (other than a reduction made in connection with an across-the-board proportionate reduction in the base salaries of all officers of LSG that is not more than 10%); (c) a material reduction by LSG in the kind or level of employee benefits to which your are entitled immediately prior to such reduction that is not generally applicable to all executive level employees of LSG; or (d) a material reduction by LSG of your duties and responsibilities, including a material change in job title; provided, that any such event described in (a) through (d) above will not constitute Good Reason unless you deliver to LSG a written notice of termination for Good Reason within ninety (90) days after you first learn of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the delivery of such notice LSG has failed to cure the circumstances giving rise to Good Reason.

TERMINATION
WITHOUT CAUSE;

RESIGNATION FOR
GOOD REASON: If LSG terminates your employment under this Agreement without Cause or you resign prior to the end of the Term for Good Reason, LSG will pay you, as severance pay but conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against LSG and its affiliates:

(i) if such termination occurs prior to the first anniversary of the Effective Date, an amount equal to two times (2x) your Base Salary; and (ii) if such termination occurs on or after the first anniversary of the Effective Date, an amount equal to one times (1x) your Base Salary, which amount shall in each case be paid to you in substantially equal installments during the twelve (12) month period following such termination.

CONFIDENTIALITY: You acknowledge that LSG and its affiliates have a legitimate and continuing proprietary interest in the protection of its "Confidential Information" (as defined below) and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such Confidential Information. During your employment and at all times thereafter, you will not, except with LSG's written consent or in connection with carrying out your duties or responsibilities, furnish or make accessible to anyone or use for your own benefit any trade secrets, confidential or proprietary information of LSG and its affiliates, including business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists (hereafter referred to as "Confidential Information"); provided, that such Confidential Information shall not include information which at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement or was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by LSG or a third party without breaching any obligations of LSG, you or such third party or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the LSG and its affiliates or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information; provided, that in the event that you are ordered by a court or other government agency to disclose any Confidential Information, you will (i) promptly notify LSG of such order, (ii) at LSG's written request, diligently contest such order at the sole expense of LSG as expenses occur, and (iii) at LSG's written request, seek to obtain, at the sole expense of LSG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

DEVELOPMENTS: All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by you alone or with others, at any time during your employment with LSG, and in any way relating to the business activities which are the same as or substantially similar to business activities carried on by LSG and its affiliates or proposed to be extended or expanded by LSG and its affiliates, or to the products or services of LSG and its affiliates, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form ("Developments"), shall be the sole and exclusive property of LSG. You agree to, and hereby do, assign to LSG, without any further consideration, all of your right, title and interest throughout the world in and to all Developments. You agree that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledge that LSG or one of its affiliates, as the case may be, is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and you hereby assign to LSG without any further consideration all of the rights comprised in the copyright and other proprietary rights you may have in any such Development to the extent that it might not be considered a work made for hire. You will make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to LSG promptly after development of the same, and at any time upon request.

Notwithstanding the foregoing, Developments are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, your obligation to assign your right, title and interest throughout the world in and to all Developments does not apply to a Development that you developed entirely on your own time without using LSG's equipment, supplies, facilities or Confidential

Information except for those Developments that either: (i) relate to either the business of LSG and its affiliates at the time of conception or reduction to practice of the Development, or actual or demonstrably anticipated research or development of LSG and its affiliates; or (ii) result from any work performed by you for LSG and its affiliates. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit A. You will disclose all Developments to LSG, even if you do not believe that you are required under this Agreement, or pursuant to California Labor Code Section 2870, to assign your interest in such Developments to LSG. If you and LSG disagree as to whether or not a Development is included within the terms of this Agreement, it will be your responsibility to prove that it is not included.

NON-COMPETITION: In consideration of the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG and its affiliates and during the "Restricted Period" (as defined below), you will not, in any place in the world, directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged in anywhere in the world, by LSG and its affiliates (collectively, the "Company Group") as conducted by the Company Group as of as of the date of your termination, other than any business that is not directly related to the business conducted by the Company Group as of the date hereof as such business may be extended or expanded, or proposed to be extended or expanded prior to the date of your termination; provided, that nothing herein shall prohibit you from investing in stocks, bonds, or other securities in any business if: (i) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer two percent (2%) of the issued and outstanding capital stock or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised. For purposes of this Non-Competition provision, the business of the Company Group shall only be "proposed to be extended or expanded" if: (i) you have actual knowledge of the proposed extension or expansion of the business of the Company Group on or prior to the date that your employment is terminated; (ii) the proposed extension or expansion of the business is set forth in a written business plan of LSG; and (iii) such written business plan has been adopted by the Board not later than thirty (30) days following the date that your employment is terminated and you are notified in writing of such adoption promptly following the same.

For purposes of this Agreement, the "Restricted Period" shall mean a period of up to eighteen (18) months following the date on which your employment is terminated, as determined by LSG in its sole discretion and communicated to you in writing; provided, that, during such Restricted Period, LSG will pay you an amount equal to your Base Salary for such period, which shall be payable to you in substantially equal installments in accordance with LSG's payroll practices; provided, further, that such payments shall be reduced by the amount of any severance payments for such period payable to you under this Agreement.

All other matters concerning your employment which are not specifically described in this Agreement will be in accordance with LSG's standard practices and procedures.

Signing below will signify your acceptance of this offer of employment under the terms of this Agreement. This Agreement contains the entire agreement and understanding between you and LSG and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of LSG and its affiliates (either oral or written), including, without limitation, the Employment Agreement by and between LSG, The Phoenix Group Corporation and you, effective as of June 1, 2004. The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of LSG.

In the event a dispute arises, this Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the substantive laws of the State of New York. Jurisdiction for resolution of any disputes shall be solely in New York.

[Signature page follows]

If these terms are agreeable to you, please sign and date two copies of this Agreement in the appropriate space at the bottom and return one copy to my attention at the address above (retaining the other copy for your files).

Sincerely,

LIGHTING SCIENCE GROUP CORPORATION

By: __________________________

Acknowledged and Agreed to:

By: _______________________
Fredric Maxik

Date: _____________________

Exhibit A

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.